EXHIBIT 5.1

[Letterhead of Sheldon I. Cammaker]

February 27, 2013

EMCOR Group, Inc.
301 Merritt Seven, 6th Floor
Norwalk, CT 06851

Gentlemen:

With respect to the Registration Statement on Form S-8 (the “Registration Statement”) filed by EMCOR Group, Inc. (“EMCOR” or the “Company”) with the Securities and Exchange Commission (the “Commission”) for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), $100,000,000 of deferred compensation obligations to pay deferred compensation in the future (the “Obligations’) in accordance with the EMCOR Group, Inc. Voluntary Deferral Plan (the “Plan”), I am acting as counsel to you. This opinion is being furnished to you in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the Obligations.

As such counsel, I have examined (i) the Plan and (ii) such other documents, records and instruments as I have deemed appropriate for the purpose of the opinion set forth herein. I also have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter. With your consent, I have relied upon certificates and other assurances of officers of the Company and others as to factual matters without independently verifying such factual matters. In my examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies.

I am opining herein only as to the internal laws of the State of Connecticut.

Subject to the foregoing and the other matters set forth herein, it is my opinion that the Obligations, as such Obligations are described in the Registration Statement when incurred in accordance with the terms of the Plan, and subject to the Company completing all actions and proceedings required on its part to be taken under the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan.

My opinion is subject to the following limitations, qualifications and exceptions:

(a)	the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; and

(b)
the effect of general principles of equity whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which a proceeding is brought.

I consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ SHELDON I. CAMMAKER
Sheldon I. Cammaker
Executive Vice President
and General Counsel